                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             NU-TECH BIO-MED, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                             NU-TECH BIO-MED, INC.

                            SOLICITATION OF CONSENTS

To The Stockholders of
Nu-Tech Bio-Med, Inc.:

     The Board of Directors of Nu-Tech Bio-Med, Inc. (the "Company") requests your consent in writing, without a meeting, to the following:

          (1) Authorization of an amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation") that will effect a 1-for-70 reverse stock split of the Company's issued and outstanding Common Stock, par value $.01 per share (the "Common Stock"), whereby each 70 issued and outstanding shares of Common Stock will be changed into one share of Common Stock.

          (2) Authorization of an amendment to Article FIRST of the Certificate of Incorporation changing the name of the Company to "United Diagnostic, Inc."

     Only holders of Common Stock of record as of the close of business on June 9, 1998 (the "Record Date") are entitled to receive the accompanying Consent Solicitation Statement and Consent card and to consent to Proposals No. 1 and No. 2. Each stockholder is urged to sign, date and mail the accompanying Consent card as promptly as possible in the postage prepaid envelope enclosed to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York 10005.

                                          By Order of the Board of Directors

                                          David A. Sterling
                                          Secretary

June 12, 1998
Wakefield, Rhode Island

                           YOUR CONSENT IS IMPORTANT

TO ENSURE YOUR CONSENT BEING COUNTED, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AS PROMPTLY AS POSSIBLE AND MAIL IT IN THE ENCLOSED ENVELOPE.

                             NU-TECH BIO-MED, INC.
                                476 MAIN STREET
                         WAKEFIELD, RHODE ISLAND 02879
                            ------------------------

                         CONSENT SOLICITATION STATEMENT

GENERAL

     The Board of Directors of Nu-Tech Bio-Med, Inc. (the "Company") hereby requests consent from the holders of the Company's Common Stock, par value $.01 per share ("Common Stock"). Please indicate your consent by SIGNING, DATING and MAILING the enclosed Consent card ("Consent") to the Company's transfer agent, American Stock Transfer & Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005.

     This Consent Solicitation Statement and the accompanying form of Consent are first being mailed on or about June 12, 1998 to holders of record of Common Stock as of the close of business on June 9, 1998 (the "Record Date").

     Requests for information or documents may be directed to the attention of Lee Ann DeRita at (401) 789-9995 or by delivery in writing to the Company at its principal executive office located at 476 Main Street, Wakefield, Rhode Island 02879.

CONTENTS

     The Board of Directors of the Company has proposed an amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to effectuate a 1-for-70 reverse stock split ("Reverse Split") of the Common Stock whereby each 70 shares of issued and outstanding Common Stock will be changed into one share of Common Stock. See "Proposal No. 1 -- Reverse Split of Common Stock" below for a more complete description of the proposed amendment and the reasons therefor.

     The Board of Directors has also proposed that the name of the Company be changed to "United Diagnostic, Inc.," which name change also requires an amendment to the Certificate of Incorporation. See "Proposal No. 2 -- Change in Company Name" below for further information regarding this Proposal.

     The General Corporation Law of Delaware requires that amendments to a corporation's certificate of incorporation be approved by stockholders entitled to vote thereon, as well as the Board of Directors. Accordingly, the Company is hereby soliciting consent from the holders of its Common Stock to Proposals No. 1 and No. 2. Each of Proposal No. 1 and Proposal No. 2 requires the consent of persons holding not less than a majority of the issued and outstanding Common Stock on the Record Date.

SOLICITATION, VOTING AND REVOCABILITY OF CONSENTS

     As of the Record Date, an aggregate of 47,783,423 shares of Common Stock were issued and outstanding. Only holders of record of Common Stock as of the close of business on the Record Date are entitled to consent to Proposals No. 1 and No. 2. Each share of Common Stock is entitled to one vote on each of Proposals No. 1 and No. 2. The shares of Common Stock for which properly executed Consents in the accompanying form are received will, if no contrary instruction is received, be deemed submitted FOR Proposals No. 1 and No. 2.

     SECTION 228(c) OF THE GENERAL CORPORATION LAW OF DELAWARE REQUIRES THAT EACH CONSENT HAVE A DATED SIGNATURE OF EACH STOCKHOLDER WHO SIGNS THE CONSENT. AN UNDATED CONSENT CANNOT BE USED. In addition, under Section 228(c), none of the Consents will be effective to approve Proposal No. 1 or Proposal No. 2 unless Consents from holders of record on the Record Date owning the minimum number of shares required to approve such proposal have been received within the 60 day period following the first dated Consent which is received with respect to such proposal (the "Consent Solicitation Period"). The Consent card provided may be executed by the record holder or pursuant to authority given by the written proxy of any record holder.

     Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used by the Company. If, prior to the earlier of the date on which the Company has received Consents from persons holding the minimum number of shares of Common Stock required to approve either Proposal No. 1 or Proposal No. 2 or the end of the Consent Solicitation Period, the Company receives a written notice of revocation of a Consent or receives a duly executed Consent bearing a later date, any earlier dated Consent will be revoked.

     The Company will bear the cost of the solicitation of Consents by the Board of Directors. The Company may use the services of its executive officers and certain Directors to solicit Consents from stockholders in person and by mail, telephone and facsimile. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send Consent cards, Consent Solicitation Statements and other material to the beneficial owners of the Company's Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is certain information as of the Record Date with respect to the ownership of Common Stock by (i) the persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the beneficial owner of more than five percent of the Common Stock (calculated based upon 47,783,423 shares of Common Stock outstanding as of the Record Date), (ii) each director and each executive officer of the Company, and (iii) directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the securities listed opposite such individual's name.

                                                       AMOUNT OF AND NATURE OF    PERCENTAGE
        NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP       OF CLASS
        ------------------------------------           -----------------------    ----------
J. Marvin Feigenbaum.................................        745,316(1)              1.5%
476 Main Street
Wakefield, RI 02879
David A. Sterling....................................         14,809(2)                *
476 Main Street
Wakefield, RI 02879
Chriss W. Street.....................................         10,309(3)                *
Chriss Street & Company
1111 Bayside Drive Suite 100
Corona del Mar, CA 92625
Robert B. Fagenson...................................         10,309(3)                *
19 Rector Street
New York, NY 10006
All Executive Officers and Directors as a Group
  (4 persons in number)..............................        780,743(4)              1.6%

---------------
 *  Less than 1%.

(1) Includes (i) 9,999 shares of Common Stock owned by Mr. Feigenbaum; (ii) 45,316 shares of Common Stock held in a trust for the benefit of a minor child of Mr. Feigenbaum, as to which shares Mr. Feigenbaum disclaims beneficial ownership; (iii) 54,500 options owned by the Feigenbaum Foundation, as to which options Mr. Feigenbaum disclaims a beneficial interest in; and (iv) options and warrants to purchase an aggregate of 595,500 shares of Common Stock. The number of shares subject to options and warrants held by Mr. Feigenbaum and related parties, and the respective exercise prices per share (as well as all other outstanding options and warrants), would be adjusted pursuant to the Reverse Split.

(2) Includes options to purchase 13,309 shares of Common Stock under the Corporation's Non-Employee Director Plan.

(3) Constitutes options to purchase 10,309 shares of Common Stock under the Corporation's Non-Employee Director Plan.

(4) Includes the shares subject to options referred to in (1), (2) and (3) above.

                                 PROPOSAL NO. 1

                         REVERSE SPLIT OF COMMON STOCK

GENERAL

     The Board of Directors has unanimously approved, and recommended stockholder approval of, an amendment to Article FOURTH of the Certificate of Incorporation that will effect the Reverse Split. The text of the amendment is set forth on Exhibit A attached hereto. The amendment, if adopted, will be effected through the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. Such filing shall be made on such date as the Board, in its sole discretion, determines (but in any event not later than December 31, 1998) and will be effective at 5:00 p.m. Eastern Time, on the date of filing.

     As a result of the Reverse Split, the number of shares of Common Stock held by each stockholder at the effective time of the Reverse Split will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by 70. In addition, shares of Common Stock that are reserved for issuance upon the exercise of outstanding options and warrants, and the respective exercise prices per share, would be adjusted pursuant to the Reverse Split, such that the number of shares would be decreased and the exercise price would be increased accordingly.

     Notwithstanding receipt of Consents sufficient to approve the Reverse Split, if, for any reason, the Board of Directors deems it advisable to do so, the Company may abandon the Reverse Split at any time prior to the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment effecting the Reverse Split without further action by the stockholders of the Company.

REASONS FOR PROPOSAL

     The Reverse Split is being proposed primarily to rectify the existing shortage of authorized and unissued shares of Common Stock which are needed to satisfy the future conversion of currently issued and outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"). During November and December 1996, the Company completed a private placement of an aggregate of 14,000 shares of Series A Preferred Stock in which gross proceeds of $14 million were raised. Each share of Series A Preferred Stock, under the terms of the Certificate of Designations applicable to the Series A Preferred Stock, is convertible into such number of shares of Common Stock as shall equal $1,000 divided by a conversion rate ("Conversion Rate") equal to the lesser of (ii) $17.50 and (ii) 75% of the average of the closing bid prices of a share of Common Stock as reported by the Nasdaq SmallCap Market for the five trading days prior to the date that the holder's notice of conversion and certificates for the shares of Series A Preferred Stock to be converted are received by the Company. Through the Record Date, an aggregate of 45,099,336 shares of Common Stock were issued upon conversion of approximately 11,174 shares of Series A Preferred Stock. Although the Common Stock was delisted from the Nasdaq SmallCap Market as of the close of business on June 1, 1998 and is not currently listed for trading on any established trading market (see "Recent Delisting of Common Stock from Nasdaq" below), based upon an assumed Conversion Rate of $.036 (i.e., 75% of the average of the last sales prices of the Common Stock for the period from June 2, 1998 to June 8, 1998 in the over-the-counter market, as obtained by the Company from National Quotation Bureau, Inc.), the Company would be obligated to issue approximately 79,000,000 shares of Common Stock upon conversion of the remaining shares of Series A Preferred Stock issued and outstanding. The Company is presently authorized to issue 50,000,000 shares of Common Stock. As of the Record Date, the Company had

47,783,423 shares of Common Stock issued and outstanding; an additional 1,723,395 shares are reserved for issuance under options, warrants and other rights to purchase Common Stock. In view of the number of shares of Common Stock that are presently issued and outstanding and reserved for issuance, the Company, under the provisions of its Certificate of Incorporation, does not have a sufficient number of authorized and unissued shares of Common Stock to issue upon future conversions of the issued and outstanding Series A Preferred Stock. As a result, the Company has been advising holders of Series A Preferred Stock who have requested conversion of their shares that it cannot legally comply with these requests.

     The Company believes that the Reverse Split will eliminate this problem. The Company estimates that, because the Reverse Split will reduce the issued and outstanding shares of Common Stock of the Company to approximately 683,000, there will be approximately 49,000,000 unreserved shares of Common Stock available following the Reverse Split for future issuances, including conversion of the remaining Series A Preferred Stock. In addition, because the Reverse Split should increase the prevailing market price for the Common Stock (although not necessarily in proportion to the 1:70 ratio of the Reverse Split), the number of shares of Common Stock required to satisfy conversion of the remaining Series A Preferred Stock should correspondingly decrease. Accordingly, unless the prevailing price of the Company following the Reverse Split falls significantly below $1.00 per share, the Company should have a sufficient number of authorized but unissued shares following the Reverse Split to satisfy all future conversions.

RECENT DELISTING OF COMMON STOCK FROM NASDAQ

     From December 20, 1994 until June 1, 1998, the Company's Common Stock was listed on the Nasdaq SmallCap Market. On June 1, 1998, The Nasdaq Stock Market advised the Company that it was delisting the Common Stock from the SmallCap Market effective at the close of business on that date. Nasdaq had commenced delisting proceedings in April 1998 following the failure of the Company to file with the Securities and Exchange Commission (the "Commission") and Nasdaq its Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "1997 Form 10-KSB"), which was required to be filed by April 15, 1998. The inability of the Company to file the 1997 Form 10-KSB had been caused by a delay in the Company engaging new independent accountants who will audit the Company's financial statements for the year ended December 31, 1997. As of the date hereof, the Company has not yet filed the 1997 Form 10-KSB or its Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998 (the "March 31, 1998 Form 10-QSB"), which was required to be filed by May 15, 1998. Nasdaq also cited as a reason for delisting the fact that the bid price of the Common Stock had failed to equal or exceed $1.00 since February 23, 1998, the date on which new Nasdaq rules went into effect requiring, as a condition to continued listing of securities on the SmallCap Market, that the minimum bid price of the security equal or exceed $1.00.

     The Company, in the event that it can achieve compliance with the initial listing standards for the Nasdaq SmallCap Market, may seek to apply to list the Common Stock again on such market in the future. Management believes that the Reverse Split, which should cause the price of the Common Stock to increase, may help position the Company for such a future listing. It is unlikely, however, that the Common Stock will be listed again on Nasdaq in the near future and there can be no assurance that the Common Stock will trade on Nasdaq or any other established public market for securities in the foreseeable future.

TREATMENT OF FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Common Stock will be issued to stockholders because of the Reverse Split. Rather, each stockholder who would otherwise receive a fractional share of Common Stock as a result of the Reverse Split will receive, in lieu of such fractional share interest, an amount of cash equal to the average of the last sale prices of the Common Stock, as obtained by the Company from National Quotation Bureau (or other source of trading information concerning the Common Stock as the Company deems reasonable), for the five trading days immediately prior to, and including, the effective date of the Reverse Split multiplied by the number of shares of Common Stock held by such holder that would otherwise have been exchanged for each fractional share.

EFFECTS ON PERCENTAGE OWNERSHIP OF COMMON STOCK;
POTENTIAL DILUTION RESULTING FROM OTHER POSSIBLE ISSUANCES

     The Reverse Split will not, in and of itself, affect the percentage ownership interest of any holder of Common Stock in the Company, except for minor differences resulting from fractional shares.

     However, because holders of Series A Preferred Stock would, following the Reverse Split, again be entitled to convert their shares of Series A Preferred Stock into Common Stock, existing holders of Common Stock are likely to experience substantial dilution as a result thereof. The following table illustrates the number of additional shares of Common Stock that would potentially be issuable to the holders of the remaining Series A Preferred Stock at various stock prices following the Reverse Split:

                                                  SHARES OF COMMON STOCK
                                              (ON A POST-REVERSE SPLIT BASIS)
            IF POST-REVERSE SPLIT                 ISSUABLE TO HOLDERS OF
                  PRICE IS:                      SERIES A PREFERRED STOCK
            ---------------------             -------------------------------
    $6.00...................................               627,931
    $5.00...................................               753,518
    $4.00...................................               941,897
    $3.00...................................             1,255,863
    $2.00...................................             1,883,795
    $1.00...................................             3,767,590
    $ .50...................................             7,535,181
    $ .25...................................            15,070,362

     Furthermore, the Company may be obligated to issue additional shares of Common Stock to the holders of Series A Preferred Stock under the terms of the Certificate of Designations applicable to the Series A Preferred Stock, and a registration rights agreement entered into by the Company and the individual purchasers of the Series A Preferred Stock at the time of original issuance of the Series A Preferred Stock. Pursuant to those documents, the Company agreed that it would use its best efforts to file with, and have declared effective by, the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") within 120 days of receipt of a demand notice from the holders of a majority of the shares of Series A Preferred Stock outstanding. Under the Certificate of Designations, in the event the registration statement was not declared effective within such 120 day period, the then applicable Conversion Rate would be reduced by multiplying the five day average price by 65% rather than 75%. In addition, for each 30 day period beyond the 120-day period that the registration statement was not declared effective, the percentage multiplier applicable in determining the Conversion Rate was subject to a further reduction of 2%, up to an aggregate of 12%.

     The Company filed a registration statement relating to the Conversion Shares in December 1996, but withdrew the registration statement in February 1997. The Company subsequently filed a new registration statement in April 1997 relating to the Conversion Shares, which was declared effective by the Commission on July 23, 1997. In October 1997, the Company notified holders of the Series A Preferred Stock that it was suspending further sales of Conversion Shares pursuant to the registration statement pending the preparation and filing by the Company of a post-effective amendment to the registration statement that includes current information relating to the acquisition by the Company of Physicians Clinical Laboratory, Inc., which acquisition was consummated on October 3, 1997. As of the date hereof, no post-effective amendment to the registration statement has been filed.

     The Company believes that the filing of both the December 1996 and April 1997 registration statements was made without having a requisite demand made upon it and, accordingly, that no adjustment to the Conversion Rate is required. There is no assurance that this position, if challenged in a court of law, will prevail.

     Two entities holding an aggregate of 900 shares of the issued and outstanding Series A Preferred Stock have commenced an action against the Company, its President and Chief Executive Officer and a director in the United States District Court for the Southern District of New York (Gorra Holding and Barras Investment v. Nu-Tech Bio-Med, Inc. et al., 98 Civ. 764) seeking damages arising out of the alleged failure of the Company to meet certain obligations to register the Conversion Shares.

     Although sales of Conversion Shares may not currently be made pursuant to any registration statement, holders of Conversion Shares may be entitled to sell such shares publicly pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). Under Rule 144, holders of Conversion Shares may sell, during any three month period prior to the second anniversary of the sale of the shares of Series A Preferred Stock which were converted into such Conversion Shares, the greater of 1% of the total number of shares of Common Stock issued and outstanding and the average weekly trading volume of the Common Stock for the four full calendar weeks preceding the date of sale. Commencing on the second anniversary of the date of sale of the Series A Preferred Stock, holders who are not affiliates of the Company may sell Conversion Shares without being subject to the volume limitation or any other applicable requirements of Rule 144. However, in order for a holder of Conversion Shares to sell any such shares pursuant to Rule 144 prior to the second anniversary of the date of sale of the Series A Preferred Stock to which such Conversion Shares relate, the Company must be current in its filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Commission. As noted above, the Company is not current in its filings at this time because of its failure to file the 1997 Form 10-KSB and the March 31, 1998 Form 10-QSB. Consequently, the Company will not honor attempted sales of Conversion Shares pursuant to Rule 144 until such time as the 1997 Form 10-KSB, the March 31, 1998 Form 10-QSB and any other report subsequently required to be filed by the Company under the Exchange Act is filed with the Commission.

     In addition to the potential issuance of additional shares of Common Stock as a result of conversion of Series A Preferred Stock following the Reverse Split, the Company may issue additional shares of Common Stock as a result of a price adjustment provision relating to the purchase, effective October 21, 1996, of the assets of Prompt Medical Billing, Inc. ("Prompt Medical"), the Company's billing subsidiary. Pursuant to the purchase agreement with the seller of Prompt Medical, a portion of the consideration paid consisted of 37,504 shares of restricted Common Stock. However, the agreement requires the Company, in the event the market value of those shares is less than $500,000 on October 21, 1998, either to (i) issue such number of additional shares of Common Stock as may be required to increase the fair market value of the total number of shares delivered to the seller to $500,000 or (ii) pay additional cash consideration in an amount equal to the difference between $500,000 and the fair market value of the 37,504 shares (which number of shares shall be adjusted for the Reverse Split, if it is effectuated) on October 21, 1998. The fair market value of the 37,504 shares of Common Stock, based on the currently prevailing price for the Common Stock, is approximately $1,800. Management is unable to predict at this time whether the Company, if the fair market value of the 37,504 shares issued to the seller is less than $500,000 on October 21, 1998, will satisfy its obligation through the delivery of additional shares of Common Stock or payment of cash. In the event the Company elects to satisfy its obligation through the issuance of additional shares, the percentage ownership of each holder of Common Stock at the time will be further diluted.

OTHER EFFECTS OF REVERSE SPLIT

     The Company has previously issued, and has outstanding, various options, warrants and rights to purchase an aggregate of 1,723,395 shares of its Common Stock. If the Reverse Split is implemented, both the exercise price per share and the number of shares subject to each option, warrant and right will be appropriately adjusted. All of the outstanding options, warrants and rights are currently substantially "out-of-the-money". The Company has agreed to issue, following effectiveness of the Reverse Split, to a person who loaned the Company $250,000 in March 1998 warrants to purchase 44,000 shares of Common Stock (stated on a post-Reverse Split basis) at an exercise price equal to the closing bid price of the Common Stock on the first business day following effectiveness of the Reverse Split. In addition, the Company has agreed to reduce the exercise prices of warrants to purchase an aggregate of 100,000 shares of Common Stock held by certain persons related to the lender (or 1,428 shares, stated on a post-Reverse Split basis) to the same price.

     The Reverse Split is likely to result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transaction on "round-lots" of even multiples of 100 shares.

     Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent to the Reverse Split.

     There will be no change to the number of shares of authorized Preferred Stock, par value $.01 per share, in connection with the Reverse Split. There are currently 2,000,000 shares of Preferred Stock authorized.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is for general information only and does not address foreign, state or local tax consequences that may be relevant to a particular stockholder. Accordingly, each stockholder is urged to consult his or her own tax adviser to determine the particular consequences to such stockholder of the Reverse Split.

     The Reverse Split should not result in the recognition of gain or loss (except with respect to cash received for fractional shares as described below). The holding period of the shares of post-Reverse Split Common Stock will include the holding period for the shares of pre-Reverse Split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-Reverse Split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor, reduced by the basis applicable to the receipt of cash in lieu of fractional shares described below.

     A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to such stockholder and then immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss to the extent of the difference between the amount of cash received and the basis allocable to the fractional share.

STATUTORY ACCOUNTING CONSEQUENCES

     The par value of the Common Stock will remain at $.01 per share following the Reverse Split. Consequently, the reduction in the number of shares issued and outstanding as a result of the Reverse Split will cause the aggregate par value of the outstanding Common Stock to be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock will be correspondingly increased for statutory accounting purposes under the Delaware General Corporation Law. Although it is currently expected that this increase in capital in excess of par value will continue to be treated as capital for statutory accounting purposes, the Board of Directors of the Company has the authority to transfer some or all of such increased capital in excess of par value from its statutory capital account to surplus. The additional statutory surplus created thereby would then be available for general corporate purposes without any further action by the stockholders. The Company currently has no plans to use any surplus so created.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date of the Reverse Split, the Company will send a letter of transmittal to each stockholder of record as of the close of business on the effective date for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, American Stock Transfer & Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the approximate number of whole shares of post-Reverse Split Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of Common Stock into which their shares of Common Stock represented by the
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

old certificates have been converted as a result of the Reverse Split, plus a check for the amount due in lieu of fractional shares, if any. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer. No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

               MANAGEMENT RECOMMENDS A CONSENT FOR PROPOSAL NO. 1

                                   PROPOSAL 2

                             CHANGE IN COMPANY NAME

     The Board of Directors of the Company has unanimously approved a proposal to change the name of the Company from "Nu-Tech Bio-Med, Inc." to "United Diagnostic, Inc."

     The Board of Directors believes that the Company's present name does not adequately reflect the current state of the Company's business and prospects. Since adoption of the existing corporate name in 1994, the Company's business has evolved from one related principally to the marketing of the FCA chemosensitivity assay to one that is now principally focused on the Company's ownership of an interest in Physicians Clinical Laboratory, Inc., a full service clinical laboratory operating in California, and opportunities for augmenting that business. The Board believes that the proposed corporate name more appropriately reflects the present and future scope of the Company's business operations.

     Assuming the name change is approved, it will be effected by the filing of a Certificate of Amendment to the Certificate of Incorporation amending Article FIRST thereof. Approval of the Reverse Split (see "Proposal No. 1") is not a condition to effectuation of the name change.

     If the name change is effected, all new share certificates issued by the Company will be printed with the new name. Those stockholders who submit their certificates for exchange in connection with the Reverse Split will also receive new share certificates with the new corporate name.

     Consents from the holders of record of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for approval of Proposal 2.

              MANAGEMENT RECOMMENDS THAT YOU CONSENT TO PROPOSAL 2

                                          By order of the Board of Directors

                                          David Sterling
                                          Secretary

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

                                                                       EXHIBIT A

     Article FOURTH of the Amended and Restated Certificate of Incorporation is proposed to be further amended by adding a new paragraph at the end thereof reading as follows:

          "2. Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of Delaware, and effective as of 5:00 p.m., EST on the date of filing (referred to herein as the "Effective Time"), every 70 shares of Common Stock issued and outstanding as of the Effective Time shall automatically, and without any action on the part of the stockholders, be converted and combined into one share of validly issued, fully payable and non-assessable share of Common Stock, par value $.01 (the "Reverse Split"). In the case of a holder of shares not evenly divisible by 70, such holder shall receive, in lieu of any fraction of a share, a cash payment equal to the average of the last sale price of the Common Stock, as obtained by the Company from a national quotation service or such other source as the Company deems reasonable, on the five trading days ending on the day of the Effective Time multiplied by that number of shares of Common Stock that would otherwise have been converted into such fraction of a share. As of the Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split shall be deemed to represent the number of new shares into which the old shares are convertible and the right to recover a cash payment in lieu of any fractional shares."

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
                             NU-TECH BIO-MED, INC.

                                     CONSENT

               THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

               Stockholders should not send any Stock Certificates with this Consent card. Stockholders are urged to mark, sign, date and mail promptly this Consent card in the envelope provided.

               THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT, AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT ON, PROPOSALS NO. 1 AND NO. 2 IF NOT INDICATED TO THE CONTRARY.

               EACH CONSENT MUST BE SIGNED AND DATED. Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to sign and date this Consent card.

               The Board of Directors of Nu-Tech Bio-Med, Inc. RECOMMENDS CONSENT on Proposals No. 1 and No. 2.

                               [See Reverse Side]

            PLEASE INDICATE CONSENT BELOW to the following Proposals:

            PROPOSAL NO. 1. Amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation providing for a 1-for-70 reverse split of the Common Stock.

          [ ] CONSENT         [ ] CONSENT WITHHELD         [ ] ABSTAIN

            PROPOSAL NO. 2. Amendment to Article FIRST of the Company's Amended and Restated Certificate of Incorporation changing the name of the Company to United Diagnostic, Inc.

          [ ] CONSENT         [ ] CONSENT WITHHELD         [ ] ABSTAIN

                                  SIGNATURE(S)

 ...............................................................................

 ...............................................................................

 ...............................................................................

Date: ..............., 1998


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